Dated: 9/17/01

                                CASH ASSETS TRUST

                                   Rule 18f-3
                               Multiple Class Plan


                  Pacific Capital Cash Assets Trust, Pacific Capital Tax-Free Cash Assets Trust and Pacific Capital U.S. Government Securities Cash Assets Trust (the "Portfolios"), each a portfolio of Cash Assets Trust (the "Trust"), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Portfolio with differing distribution arrangements, voting rights and expense allocations. Prior to the adoption of Rule 18f-3, the Portfolios relied upon an exemptive order granted by the Securities and Exchange Commission (the "SEC") permitting the Portfolios to offer multiple classes of shares (the "Order").1/

                  Pursuant to Rule 18f-3, the board of trustees of a fund must approve a written plan specifying all of the differences among classes. However, since this proposed plan (the "Plan") does not make any changes to the Trust's current arrangements and expense allocations which were previously approved by the Board of Trustees of the Trust under the Order, it is not necessary that the Board approve the Plan in regard to its current structure. The Board must approve any material amendments to the Plan prior to their implementation. Prior to offering classes of shares pursuant to Rule 18f-3, the Plan will be filed as an exhibit to the Portfolios' registration statement. The Plan sets forth the differences among classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.


I.       Attributes of Share Classes

         This section discusses the attributes of the various classes of shares. Each share of a Portfolio represents an equal pro rata interest in the Portfolio and has identical voting rights, powers, qualifications, terms and conditions, and in proportion to each share's net asset value, liquidation rights and preferences. Each class differs in that: (a) each class has a different class designation; (b) only the Service Shares (as described below) bear the expenses applicable to a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan") and any expenses applicable to a non-Rule 12b-1 administrative services plan (an "Administrative Services Plan"); (c) each class of shares may bear certain other expenses that are directly attributable only to that class ("Class Expenses");2/ (d) classes vote separately with respect to matters relating to a Portfolio's Rule 12b-1 Plan; and (e) the exchange privileges could vary among the classes.

          A. Original Shares

                  Each Portfolio offers Original Shares which are sold solely to
         (1) financial institutions for the investment of funds for which they act in a fiduciary, agency, investment advisory or custodial capacity;
         (2) persons entitled to exchange into Original Shares under the exchange privileges of the Trust; (3) Trustees and officers of funds in the Aquilasm Group of Funds; (4) officers and employees of the Adviser, Administrator and Distributor and (5) shareholders owning shares of the Trust of record on the date that both classes of shares are first made available.

               1. Sales Loads. Original Shares will be sold without the imposition of any sales charges.


               2. Distribution and Service Fees. Original Shares will not be subject to any distribution charges pursuant to Rule 12b-1 or any charges applicable to an Administrative Services Plan.

               3. Class Expenses. Class Expenses which are attributable to a particular class of shares are allocated to that particular class.

               4. Exchange Privileges and Conversion Features. Original Shares may differ from Service Shares with respect to exchange privileges among the Portfolios. Original Shares of the Portfolios have no conversion features.

          B. Service Shares

                  Each Portfolio offers Service Shares, which are offered to customers of banks and other financial institutions ("Service Organizations") that typically are compensated by service or distribution fees paid by the mutual funds offered to their customers rather than by transaction or other fees paid directly by such customers.

               1.  Sales  Loads.   Service  Shares  will  be  sold  without  the
               imposition of any sales charges.

               2. Distribution and Service Fees. Service Shares are subject to a distribution fee and/or fee pursuant to an Administrative Services Plan equal to .25% of the average daily net assets of Service Shares. The Trust, on behalf of each Portfolio, enters into agreements with and pays the distributor or the Service Organization for performing certain services, some of which could be construed as distribution assistance.

               3. Class Expenses. Class Expenses which are attributable to a particular class of shares are allocated to that particular class.

               4. Exchange Privileges and Conversion Features. Service Shares may differ from Original Shares with respect to exchange privileges among the Portfolios. Service Shares of the Portfolios have no conversion features.

          C. Additional Classes

                  In the future, the Portfolios may offer additional classes of shares which differ from the classes discussed above. However, any additional classes of shares would need to be approved by the Board and the Plan would need to be amended to describe those classes.


II.      Approval of Multiple Class Plan

         The Board of each Portfolio, including a majority of the independent Trustees, does not need to approve the Plan initially because the Plan does not make any change in the arrangements and expense allocations previously approved by the Board under the Order. However, the Board must approve any material changes to the classes and the Plan prior to their implementation. The Board must find that the Plan is in the best interests of each class individually and the Portfolio as a whole. In making its findings, the Board should focus on, among other things, the relationship among the classes and examine potential conflicts of interest among classes regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. Most significantly, the Board should evaluate the level of services provided to each class and the cost of those services to ensure that the services are appropriate and that the allocation of expenses is reasonable.

III.     Calculation of Dividends

           Dividends paid by a Portfolio with respect to each class of its shares, to the extent any dividends are paid, must be calculated in the same manner, at the same time, on the same day and in the same amount, except that
(i) distribution and administrative service payments associated with any Rule 12b-1 Plan or Administrative Services Plan relating to each respective class of shares (including any costs relating to implementing such plans or any amendment thereto) will be borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class will be borne exclusively by that class; and (iii) Class Expenses relating to a particular class will be borne exclusively by that class.


IV.      Expense Allocations

           The methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of shares and the proper allocation of income and expenses among the various classes of shares are set forth in the "Report on Design of the System for Calculating Net Asset Value, Dividend Distribution of the Two Classes of Shares, Allocation of Expenses Between the Two Classes of Fund Shares and the Internal Control Environment" of the Portfolios. This report was rendered by KPMG Peat Marwick LLP and states that the Portfolios' methodology and procedures are adequate to ensure that such calculations and allocations will be made in an appropriate manner. Peat Marwick's Report is attached hereto as Exhibit A.


1/ Investment Company Act Release Nos. IC-20707 (November 16, 1994) and IC-20768 (December 13, 1994).

2/ Class Expenses are limited to any or all of the following (i) transfer agent fees as identified by the - transfer agent as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to the current shareholders of a specific class; (iii) Blue Sky registration fees incurred by a class; (iv) SEC registration fees incurred by a class; (v) the expense of administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class; and (vii) trustees fees incurred as a result of issues relating to one class.

September 17, 2001